Exhibit 99.1

Tesla Q4 2017 Vehicle Production and Deliveries

In Q4, Tesla delivered 29,870 vehicles, of which 15,200 were Model S, 13,120 were Model X, and 1,550 were Model 3. This was once again our all-time best quarter for combined Model S and X deliveries, representing a 27% increase over Q4 2016, and a 9% increase over Q3 2017, our previous best quarter.

In total, we exceeded our previously announced guidance by delivering 101,312 Model S and X vehicles in 2017. This was a 33% increase over 2016.

In addition to Q4 deliveries, about 2,520 Model S and X vehicles and 860 Model 3 vehicles were in transit to customers at the end of the quarter. These will be counted as deliveries in Q1 2018.

Q4 production totaled 24,565 vehicles, of which 2,425 were Model 3. As we previously indicated, we slightly reduced Model S and X production in Q4 because of the reallocation of some of the manufacturing workforce towards Model 3 production, which also caused inventory to decline.

During Q4, we made major progress addressing Model 3 production bottlenecks, with our production rate increasing significantly towards the end of the quarter. In the last seven working days of the quarter, we made 793 Model 3’s, and in the last few days, we hit a production rate on each of our manufacturing lines that extrapolates to over 1,000 Model 3’s per week. As a result of the significant growth in our production rate, we made as many Model 3’s since December 9th as we did in the more than four months of Model 3 production up to that point. This is why we were not able to deliver many of these cars during the holiday season, just before the quarter ended. Model 3 deliveries to non-employee customers are now accelerating rapidly, and we’re confident our customers will love them.

As we continue to focus on quality and efficiency rather than simply pushing for the highest possible volume in the shortest period of time, we expect to have a slightly more gradual ramp through Q1, likely ending the quarter at a weekly rate of about 2,500 Model 3 vehicles. We intend to achieve the 5,000 per week milestone by the end of Q2.

We’re very grateful to everyone at Tesla who has poured their heart and soul into helping with the Model 3 ramp and creating the progress we are seeing. We’re also very appreciative of our Model 3 customers, who continue to stick by us while patiently waiting for their cars.

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Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding future production of Model 3, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.